Exhibit 99.1

Contact:	Denise Barton Chief Financial Officer (702) 380-7777

FOR IMMEDIATE RELEASE

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
REPORTS FIRST QUARTER RESULTS

Las Vegas, Nevada, May 9, 2005 - American Casino & Entertainment Properties LLC (“ACEP”) today reported the following first quarter financial results:

For the quarter ended March 31, 2005, consolidated gross revenues increased to $88.8 million from $81.2 million for the three months ended March 31, 2004. This increase was primarily due to:

•	increased casino revenues;

•	increased hotel revenues as a result of an increase in average daily room rate; and

•	increased food and beverage revenues.

Net income for the quarter ended March 31, 2005 was $10.1 million, an increase from net income of $6.2 million for the quarter ended March 31, 2004. Net income for the quarter ended March 31, 2005 reflected the effects of increased net revenues, partially offset by an increase in selling, general and administrative expenses, as well as an increase in the provision for income taxes.

The following table presents a reconciliation of net income to EBITDA for ACEP’s actual first quarter 2005 and 2004 results:

Reconciliation of Net Income to EBITDA
(in millions)

	For the Quarter Ended March 31
	2005	2004
	Actual	Actual
Net income	$10.1	$6.2

Interest expense	4.5	4.4
Interest income	(0.1)	(0.3)
Provision for income taxes	5.3	4.6
Depreciation and amortization expense	5.4	5.9

EBITDA	$25.2	$20.8

ACEP owns three Las Vegas casinos, Stratosphere Casino Hotel & Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder.

This release contains certain “forward-looking statements” many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of ACEP. Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, risks related to our hotel and casino operations, including the effect of regulation, substantial competition, rising operating costs and economic downturns, and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

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